EXHIBIT (a)(1)(D)

VIRTUS INVESTMENT PARTNERS, INC.

OFFER TO PURCHASE FOR CASH

UP TO $75,000,000 OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $82.50

NOR LESS THAN $73.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 8, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

May 10, 2016

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Virtus Investment Partners, Inc., a Delaware corporation (“Virtus” or the “Company”), to act as Dealer Manager in connection with the Company’s offer to purchase for cash shares of its common stock, par value $0.01 per share (the “Shares”), having an aggregate purchase price of up to $75,000,000, at a purchase price of not greater than $82.50 nor less than $73.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated May 10, 2016 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”). Unless the context requires otherwise, all references to Shares shall refer to the shares of common stock, par value $0.01 per share, of Virtus. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, Virtus will determine a single per Share price, not greater than $82.50 nor less than $73.00 per Share, that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares tendered and the prices specified by tendering shareholders. Virtus will select the single lowest price (in multiples of $0.50) (the “Purchase Price”) within the price range for the Offer that will allow it to purchase the maximum number of Shares having an aggregate purchase price of $75,000,000 (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow Virtus to purchase Shares having an aggregate purchase price of $75,000,000). Virtus will purchase all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn upon the terms and subject to the conditions set forth in the Offer, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase. Only Shares properly tendered and not properly withdrawn will be purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the shareholders who tendered such Shares promptly after the Expiration Date.

On the terms and subject to the conditions of the Tender Offer, if Shares having an aggregate purchase price of more than $75,000,000 (or such greater aggregate purchase price of Shares as Virtus may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, Virtus will purchase Shares at the Purchase Price in the following order of priority:

First, Virtus will purchase all “odd lots” of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares owned at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such odd lot shareholders will not qualify for this preference);

Second, after purchasing all the odd lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, Virtus will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until Virtus has acquired Shares having an aggregate purchase price of $75,000,000; and

Third, only if necessary to permit Virtus to purchase Shares having an aggregate purchase price of $75,000,000 (or such greater aggregate purchase price of Shares as Virtus may elect to purchase, subject to applicable law), Virtus will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Virtus expressly reserves the right, in its sole discretion, to elect to purchase Shares having an aggregate purchase price of more than $75,000,000 in the Offer subject to applicable law.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.            The Offer to Purchase dated May 10, 2016;

2.            The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Form W-9;

3.            The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if the procedure for book-entry transfer cannot be completed by the Expiration Date or if all other required documents cannot be delivered to the Depositary by the Expiration Date;

4.            A printed form of letter which you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer; and

5.            A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., as Depositary for the Offer.

The Offer is not conditioned on the receipt of financing or any minimum value or number of Shares being tendered. The Offer, however, is subject to other conditions set forth in Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, June 8, 2016, unless the Offer is extended.

For Shares to be tendered properly pursuant to the Offer:

(a)          confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary; or

(b)          the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Virtus will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary. Virtus will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Virtus, the Information Agent or the Depositary for purposes of the Offer. Virtus will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., as Information Agent, 48 Wall Street, 22nd Floor, New York, NY 10005, call toll-free (800) 884-5882 or call collect (212) 269-5550.

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF VIRTUS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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